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                    MUTUAL RELEASE AND SETTLEMENT AGREEMENT

      This Mutual Release and Settlement Agreement ("Settlement Agreement") is made and entered into by and between Fightertown Entertainment, Inc. f.k.a. Kinney Aero, Inc., a Delaware corporation, and each of its successors, and predecessors in interest agents, servants, employees, owners, shareholders, officers, directors, partners, associates, attorneys, representatives, assignees, associations, partnerships, corporations, and subsidiaries (collectively, "Fightertown"), on the one hand, and Tellurian, Inc., a Delaware corporation, and each of its successors, and predecessors in interest, agents, servants, employees, owners, shareholders, officers, directors, partners, associates, attorneys, representatives, assignees, associations, partnerships, corporations, and subsidiaries, and Stu French, on the other hand
(collectively, "Tellurian"). Tellurian and Fightertown collectively are referred to as Parties. This Settlement Agreement is based upon the following recital of facts.

                                    RECITALS

1. Disputes having arisen between the parties hereto as alleged in that certain action entitled Fightertown Entertainment, Inc. f.k.a. Kinney Aero, Inc., a Delaware corporation v. Tellurian, Inc., a Delaware corporation, and Stu French, an individual, United States District Court, Central District of California Case No. SACV 97-736 GLT (EEX) (the "Lawsuit")

2. In pursuance of the desire of the Parties to settle these disputes, arising out of the Lawsuit, and all claims that could have been brought by the Parties related to the facts described by the Lawsuit, on the terms and conditions set forth below, the Parties now desire to settle all of their disputes.

                                   AGREEMENT

3. NOW, THEREFORE, in consideration of the terms, conditions and covenants set forth herein, the PARTIES hereto agree as follows:

4. Nature of Settlement Agreement

      This SETTLEMENT AGREEMENT constitutes a fully executed settlement instrument, accord and a specific release of all claims past, present, or future which may or could be made arising from the Parties' disputes and controversies relating in any way to the facts described in the Lawsuit.

5. Payment

      Tellurian agrees to pay Fightertown Entertainment, Inc. the following at the listed times:

(1) Tellurian will deliver to Fightertown Entertainment, Inc. at its Lake Forest, California

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address, five (5) Eagles by November 13, 1997. Although Fightertown prefers these Eagles to be configured individually, these Eagles will be configured in one tower since Tellurian, Inc. does not currently have enough unassembled stock to deliver these as single units. Tellurian will deliver to Fightertown Entertainment, Inc., at its Lake Forest California address fifteen (15) additional Eagles within 7 days of the signing of this RELEASE. Although Fightertown prefers these Eagles to be configured individually, these Eagles will be configured in one tower since Tellurian, Inc. does not currently have enough unassembled stock to deliver those as single units. However, each tower of five Eagles shall be configured for five individual simulators. Tellurian will replace these four towers of five Eagles each with twenty (20) single units no later than January 31, 1998, by delivering the twenty single units to Fightertown Entertainment, Inc. at its Lake Forest, California address no later than January 31, 1998.

Tellurian will deliver an additional five (5) single Eagles to Fightertown Entertainment at its Lake Forest, California address also by no later than January 31, 1998. Therefore, by January 31, 1998, Fightertown Entertainment, Inc. will have received a total of twenty-five (25) Eagles delivered to its Lake Forest, California address from Tellurian. Within a commercially reasonable time after receiving the twenty-five (25) single units from Tellurian, Fightertown Entertainment, Inc. will return the four towers of five Eagles to Tellurian, Inc. The Eagles returned by Fightertown Entertainment, Inc. to Tellurian, Inc. will be in good repair.

(2) Tellurian grants good title to Fightertown, Inc., free and clear, and relinquishes all interest in eight (8) AT-200 units currently in Fightertown Entertainment, Inc. a possession, as a part of the settlement of this Lawsuit. Tellurian will turn over title to these eight (8) AT-200 units within seven (7) days of signing this Release.

(3) Upon the delivery of the total of twenty-five (25) Eagles to Fightertown Entertainment, Inc. by Tellurian, Inc. and the turning over of title to the eight (8) AT-200 units described above, the order originally entered into in January of 1994 will be considered complete. No further cash payment will be due from any of the Parties other than that set forth in sub-paragraphs (9) and (10) of this section of the Settlement Agreement. Tellurian, Inc. will keep the payments made to date by Fightertown in full settlement of the twenty-five (25) Eagles covered in this document and the ten (10) Eagles shipped earlier this year as well as for the eight (8) AT-200 units described above. Tellurian will receive a limited right to use the Fightertown name in its Cyberport Niagara subsidiary as noted in sub-paragraph (10) of this section of the Settlement Agreement as part of the total compensation it receives for these 43 units.

(4) Fightertown will have the right to purchase from Tellurian up to 30 additional Eagles at any time on or before June 30, 1999 at a price of $6,000 FOB Mahwah, New Jersey. At the time a firm delivery date is negotiated, Fightertown will place a 50% deposit with Tellurian and pay the remaining 50% thirty days after shipment of the units.

(5) Tellurian recognizes that a purchase of the magnitude covered by the various points of this agreement makes Fightertown largely dependent upon Tellurian for replacement systems and maintenance components. As a part of this settlement, Tellurian grants Fightertown Entertainment, Inc. a license to manufacture Eagle Boards for its own use without paying

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royalties to Tellurian if for any reason Tellurian, Inc. is unable to supply
Fightertown Entertainment, Inc. with such boards within thirty (30) days of Fightertown placing an order for the boards. Tellurian will cooperate in making available to Fightertown Entertainment, Inc. such written materials as it may normally have in the course of business operations to allow Fightertown Entertainment, Inc. to accomplish this objective immediately upon request by Fightertown Entertainment, Inc.

(6) Fightertown requested a confirmation that Tellurian does not intend to build themed game units using jet fighters as a component of the experience and Tellurian hereby gives this assurance, and agrees not to build themed game units using jet fighters as a component of the experience. Tellurian in making image generators and does not ensure that these image generators will not be used by third parties to create a jet fighter environment. Additionally, Tellurian is able to offer jet fighters in free standing game units designed for arcades. Tellurian will not, however, build for Tellurian's use or knowingly build for the use by a third party a jet fighter based experience in which the image generators would be housed in a fuselage resembling any type of airplane or in any way intended to be used in an experience similar to that which Fightertown employs.

(7) Tellurian will soon introduce to the market its virtual reality helmet. This unit may have application for Fightertown Entertainment, Inc. Tellurian is also working on a new generation Eagle which would employ textured images. This may also be of interest to Fightertown. As part of our partnership relationship, Tellurian will assure Fightertown that no other customer will receive a lower price for these units than the price which will be offered to Fightertown Entertainment, Inc. for units it purchases for its own use. Tellurian would reserve the right to sell of place promotional units in small quantities to potentially new users of these products without violating this agreement with Fightertown Entertainment, Inc. at the same or lower price.

(8) Tellurian will provide Fightertown, Inc. with programmer work described on attached Exhibit "A" entitled "Addendum" and in strict adherence to the time-frame described in Fightertown Entertainment, Inc. unlimited access to and use of Tellurian's object library as described by attached Exhibit A entitled "Addendum."

(9) Tellurian will pay Fightertown Entertainment, Inc. $20,000 by no later than January 31, 1998, in the form of a certified check made payable jointly to Fightertown Entertainment, Inc. and its lawyer Taras Kick, delivered to The Kick Law Firm, 660 S. Figueroa Street, Los Angeles, California, 90017. Fightertown Entertainment, Inc. agrees to provide Tellurian, Inc. with consulting duties for this payment. These consulting duties would be limited to an occasional telephone conversation initiated by Tellurian, Inc. regarding the performance of Tellurian, Inc.'s equipment.

(10) Tellurian will pay Fightertown Entertainment, Inc. $22,500 in the form of a certified check made payable jointly to Fightertown Entertainment, Inc. and its attorney Taras Kick delivered to The Kick Law Firm 660 S. Figueroa Street, Los Angeles, California, 90017, on each of the three (3) following dates: 1) August 15, 1998, 2) August 15, 1999 3) August 15, 2000. This is a total of $67,500 in additional payments. Fightertown Entertainment, Inc. hereby allows Tellurian Inc., and Tellurian, Inc. agrees to affectuate, at its flight simulation location in Niagara Falls, the

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display of Fightertown Entertainment, Inc.'s logo and acknowledgment that the flight simulation at Niagara Falls was modeled after Fightertown Entertainment, Inc.'s flight simulation experience. Tellurian will also list the location of Fightertown Entertainment, Inc.'s other locations, and make available Fightertown Entertainment, Inc. literature at this sight. Fightertown Entertainment, Inc. will have sole and final approval rights regarding the display of its logo, use of its name and offering of Fightertown Entertainment, Inc. information at this location, but Fightertown Entertainment, Inc. will not unreasonably deny such approval.

(11) Tellurian Inc. will sign a Confidentiality Agreement in favor of Fightertown Entertainment, Inc., at the time of executing this Settlement Agreement. A true and correct copy of this Confidentiality Agreement is attached as "Exhibit B."

(12) Tellurian acknowledges that Fightertown Entertainment, Inc., has other options which it could pursue for suppliers of image generators and that the technical nature of this product puts Fightertown Entertainment, Inc.'s business in jeopardy if Tellurian fails to meet all of the obligations placed on it by virtue of this agreement. Tellurian understands that Fightertown Entertainment, Inc. would not agree to accept delivery of the Eagle units covered by this agreement and would have demanded return of its deposit with Tellurian, Inc. along with appropriate interest on those funds if this agreement were not reached. Tellurian further acknowledges that the damages caused to Fightertown Entertainment, Inc.'s business by Tellurian's failure to meet its obligations to Fightertown Entertainment, Inc. is reasonably estimated at $500,000. Tellurian also acknowledges that considerations set forth in sub-paragraphs (1) through
(11) of this sections "5. Payment" was made, and made in a timely manner. Accordingly, contemporaneous with the execution of this Settlement Agreement, Tellurian is executing a stipulated judgment in the amount of $500,000 in favor of Fightertown Entertainment, Inc. to be entered against Tellurian should Tellurian fail to comply with any term of this Settlement Agreement. Tellurian agrees that $500,000 is a reasonable approximation of Fightertown Entertainment, Inc.'s damages arising from a breach of any term of this Settlement Agreement, and is in no way punitive or a punishment of Tellurian. Tellurian acknowledges that Fightertown is relying on the timing of all consideration to be paid as set forth in this Settlement Agreement and agrees that a failure to abide by the timing in this agreement will cause Fightertown Entertainment, Inc. damages best approximated by the stipulated judgment amount of $500,000. If Tellurian fails to comply with any provision of this Settlement Agreement, Fightertown Entertainment, Inc. may re-file and go forward with the Lawsuit against Tellurian without prejudice. Before filing the stipulated judgment, Fightertown will fax and mail notice of Tellurian's breach to Tellurian's attorney, John Landers at (201) 487-3904, 185 Linden Street, Hackensack, New Jersey, 07601, and Tellurian shall have fifteen days from the date on the letter to John Landers in which to cure its breach before Fightertown files the stipulated judgment with the court. If Tellurian cures the breach in this fifteen day time-frame, before the filing of the stipulated judgment, Tellurian shall also pay an additional $500 to Fightertown for the approximated cost of the attorney, and other, time involved in notifying Tellurian of its breach, and pursuing the breach. A copy of the stipulated judgment is attached as "Exhibit C."

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6. Dismissals

      Fightertown agrees to file a dismissal without prejudice of the Lawsuit within twenty-four (24) hours of receiving the original signed stipulated judgment attached as "Exhibit C" and the original signed Release Agreement.

7. Release of all Claims

      Except for the obligations created by this Settlement Agreement, the Parties, including but not limited to each of their successors and predecessors in interest, agents, servants, employees, owners, shareholders, officers, directors, partners, former partners, associates, former associates, attorneys, representatives, assignees, associations, partnerships, corporations, and subsidiaries, hereby release and discharge the other Parties hereto and their successors and predecessors in interest, agents, servants, employees, owners, shareholders, officers, directors, partners, former partners, associates, former associates, attorneys, representatives, assignees, associations, partnerships, corporations, and subsidiaries from all obligations, liabilities, claims, and causes of action existent to the date of this Settlement Agreement, whether now known or unknown, unforeseen, unanticipated or latent, that they may now have or may hereafter have or claim to have had, arising out of or concerning or pertaining to or in any way connected with any contract, tort, statutory violation, representation, non-disclosure, act, omission to act, fact, matter or thing whatsoever relating in any way to the Lawsuit or facts described in the lawsuit.

8. Waiver of California Civil Code Section 1542

      Except for the obligations created by this Settlement Agreement, it is further understood and agreed that the Parties hereto waive all rights under
Section 1542 of the California Civil Code which provides as follows:

"[Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

9. Interpretation

      The Parties hereto acknowledge that each of them has been given the opportunity to independently review this Settlement Agreement with legal counsel, or has the requisite experience and sophisitication to understand, interpret, and agree to the particular language of the provisions hereof. In the event of an ambiguity, or a dispute regarding the interpretation of this Settlement Agreement, the interpretation of this Settlement Agreement shall not be resolved by any rule of interpretation providing for an interpretation against the party who caused the uncertainty to exist or against the draftsman. Parties acknowledge this Settlement Agreement was drafted by them jointly.

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10. Terms Mutually Dependent

      Each provision of this Settlement Agreement is mutually dependent upon each other provision, and this Settlement Agreement shall only be effective upon the happening of each event referred to herein.

11. Waiver, Modification, and Amendment

      No provision of this Settlement Agreement may be waived until it is waived in writing and signed by all parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Settlement Agreement may be modified or amended only by a written agreement executed by all of the parties hereto.

12. Construction and Jurisdiction

      This Settlement Agreement shall be construed in accordance with, and governed by the laws of the State of California. Any dispute which arises under or relates to this Settlement Agreement, including terms herein, shall be resolved in the Superior Court of Los Angeles County. The prevailing party in any such dispute shall be entitled to recover all reasonable costs and expenses incurred incident thereto, including reasonable attorneys' fees.

13. Authority

      The undersigned parties execute this Settlement Agreement on behalf of their respective parties and represent and warrant that they are authorized to enter into and execute this Settlement Agreement on behalf of such parties, that the appropriate corporate resolutions or other consents have been passed or obtained and that this Settlement Agreement shall be binding on the party on whose behalf they are executing this Settlement Agreement.

14. Execution

      This Settlement Agreement may be executed in one or more counter-parts, each of which shall be original, but all of which, together, shall be deemed to constitute a single document.

15. Titles and Captions

      Paragraphs, titles, and captions contained in this Settlement Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Settlement Agreement or the intent of any provision herein.

      IN WITNESS THEREOF, the undersigned hereby agree to the terms, conditions, and covenants set forth above, and their attorneys indicate their approval as to the form of this Mutual Release and Settlement Agreement its execution by their respective signatures in the appropriate spaces below.

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Dated: November 24, 1997                    Fightertown Entertainment, Inc.

                                    By: /s/ Andrew Messing
                                       ----------------------------------------


                                    Its:  President
                                        ---------------------------------------


Dated: November 24, 1997                    Tellurian, Inc.

                                    By: /s/ Michael Hurd
                                       ----------------------------------------

                                    Its:     Vice President
                                        ---------------------------------------


Dated: November 24, 1997                /s/ Stuart P. French
                                       ----------------------------------------
                                       Stuart P. French